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                                                                  EXHIBIT 10.5

                                PROMISSORY NOTE
                            (Interest Only--Balloon)


$17,457.88                    Las Vegas, Nevada               November 30, 1999

         FOR VALUABLE CONSIDERATION, the undersigned promises to pay to:

                GARY R. MOORE

The sum of Seventeen Thousand Four Hundred Fifty Seven and 88/100 DOLLARS together with interest on the unpaid principal from December 1, 1999 at the rate of Nine (9%) percent per annum, payable at maturity, and continuing until June 1, 2000 at which time the payment of principal and accrued interest will be due and payable in full.

PREPAYMENT CLAUSE: In the event of prepayment by borrower of the outstanding principal balance at any time during the term of this loan, there will be no prepayment penalty, nor will there be any refund of prepaid interest.

LATE CHARGE CLAUSE: In the event any payment is not paid within five (5) days of the due date, a late charge equal to five (5%) of the payment due will apply. In the event the balloon payment is not made within five (5) days of the due date, a late charge of five (5%) percent of the balloon payment will apply.

DEFAULT RATE: In the event any payment becomes delinquent more than thirty
(30) days, interest shall accelerate to Fifteen (15%) percent per annum until the principal balance and accrued interest thereon are paid in full.

Should interest not be paid it shall thereafter bear like interest as the principal. Principal and interest payable in lawful money of the United States. If action be instituted in any Court to enforce any obligation hereunder, the undersigned promise to pay such sum as the court may fix as attorney's fees in said action.

AMERICABILIA.COM, INC.



By: /s/ DIXIE CARTWRIGHT
-----------------------------------------
    Dixie Cartwright, Secretary/Treasurer